Exhibit 4.1

[Form of Floating Rate Note due 2028]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM,” AND TOGETHER WITH EUROCLEAR, “EUROCLEAR / CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR / CLEARSTREAM (AND ANY PAYMENT IS MADE TO USB NOMINEES (UK) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR / CLEARSTREAM), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.

No. R-	€

CUSIP No. 713448 GM4

ISIN XS3291116369

Common Code 329111636

PEPSICO, INC.

FLOATING RATE NOTE DUE 2028

PEPSICO, INC., a corporation in existence under the laws of the State of North Carolina (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to USB Nominees (UK) Limited, as nominee of U.S. Bank Europe DAC, a common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, the principal sum of €                     on February 11, 2028, and to pay interest on said principal sum from February 11, 2026, or from the most recent Floating Rate Interest Payment Date (as defined below) to which interest has been paid or duly provided for, quarterly in arrears on February 11, May 11, August 11 and November 11 in each year, commencing May 11, 2026 (each, a “Floating Rate Interest Payment Date”), at a floating rate determined in accordance with the provisions set forth on the reverse hereof until payment of the principal sum has been made or duly provided for; provided, however, that in no event will the interest rate be less than zero. The interest so payable and punctually paid or duly provided for on any Floating Rate Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such Floating Rate Interest Payment Date, which shall be the January 28, April 27, July 28 and October 28, as the case may be (whether or not a Business Day (as defined on the reverse hereof)), next preceding such Floating Rate Interest Payment Date (except that interest payable on the maturity date shall be paid to the Person to whom the principal hereof is payable). Interest on this Note will be computed on the basis of a 360-day year and the actual number of days in the applicable interest period (as defined below). Any such interest that is payable but is not so punctually paid or duly provided for shall forthwith cease to be payable to the registered Holder on such Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not earlier than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of the Nasdaq Bond Exchange (“Nasdaq”) on which the Notes are expected to be listed and upon such notice as may be required by Nasdaq, if such manner of payment shall be deemed practical by the Trustee, all as more fully provided in the Indenture.

If any Floating Rate Interest Payment Date falls on a day that is not a Business Day, the Company will make the interest payment on the next succeeding Business Day, unless that Business Day is in the next succeeding calendar month, in which case (other than in the case of the maturity date) the Company will make the interest payment on the immediately preceding Business Day. If an interest payment is made on the next succeeding Business Day, no interest will accrue as a result of the delay in payment. If the date of any payment of principal (including the maturity date) for this Note falls on a day that is not a Business Day, the payment due on such date will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement.

The term “interest period,” with respect to this Note, means the period from and including any Floating Rate Interest Reset Date (as defined on the reverse hereof) (or, with respect to the initial interest period only, commencing on February 11, 2026) to, but excluding, the next succeeding Floating Rate Interest Reset Date, and in the case of the last such period, from and including the Floating Rate Interest Reset Date immediately preceding the maturity date to, but excluding, the maturity date.

Payment of the principal of and interest on this Note will be made at the Place of Payment; provided, however, that payments of interest may be made at the option of the Company by funds transmitted to the addresses of the Persons entitled thereto as such addresses shall appear in the Security Register.

Principal and interest payments, including payments made upon any redemption, in respect of this Note will be payable in euro. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Note will be made in U.S. dollars until the euro is again available to the Company and so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro, as determined by the Company in its sole discretion. Any payment in respect of this Note so made in U.S. dollars will not constitute an Event of Default under this Note or the Indenture. Neither the Trustee nor the Paying Agent shall be responsible for any calculation or conversion in connection with the foregoing.

Initially, U.S. Bank Europe DAC, UK Branch will act as Paying Agent. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent, to appoint additional or other Paying Agents and to approve any change in the office through which any Paying Agent acts.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth at this place. Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by manual or facsimile signature.

Dated: _____________, 2026	PEPSICO, INC.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[REVERSE OF NOTE]

PEPSICO, INC.

FLOATING RATE NOTE DUE 2028

This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 12, 2024 (herein called the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Securities, the terms upon which the Securities are, and are to be, authenticated and delivered, and the definition of capitalized terms used herein and not otherwise defined herein. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may be denominated in different currencies, may mature at different times, may bear interest (if any) at different rates (which rates may be fixed or variable), may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default, and may otherwise vary as provided in the Indenture. This Note is one of a series of Securities of the Company designated as set forth on the face hereof (herein called the “Notes”), initially limited in aggregate principal amount to €500,000,000.

Interest on the Securities will be payable quarterly in arrears on each Floating Rate Interest Payment Date at a floating rate per annum equal to the Applicable EURIBOR Rate plus 0.230%, commencing on February 11, 2026. The interest rate on the Securities will be reset quarterly on February 11, May 11, August 11 and November 11 of each year, beginning on May 11, 2026 (each, a “Floating Rate Interest Reset Date”); provided that, if any Floating Rate Interest Reset Date would fall on a day that is not a Business Day, such Floating Rate Interest Reset Date will be the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case such Floating Rate Interest Reset Date will be the immediately preceding Business Day. The Applicable EURIBOR Rate for the Securities during the initial interest period will be the three-month EURIBOR in effect on February 9, 2026. The Applicable EURIBOR Rate for each subsequent interest period will be determined on each Floating Rate Interest Payment Determination Date preceding the applicable Floating Rate Interest Reset Date.

“Applicable EURIBOR Rate” will be equal to the interest rate for deposits in euro designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI—the Financial Market Association (or any company established by the joint sponsors for purposes of compiling and publishing that rate) determined on the applicable Floating Rate Interest Payment Determination Date (as defined below) in accordance with the following provisions:

(i)	The Applicable EURIBOR Rate will be the offered rate for deposits in euro having a maturity of three months, as the rate appears on Reuters Page EURIBOR01 as of 11:00 A.M., Brussels time, on the relevant Floating Rate Interest Payment Determination Date.

(ii)	If the rate described in clause (i) above does not appear on Reuters Page EURIBOR01, the Applicable EURIBOR Rate will be determined by the Company on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant Floating Rate Interest Payment Determination Date, at which deposits of the following kind are offered to prime banks in the Euro-Zone interbank market by the principal Euro-Zone office of each of the four major banks in that market selected by the Company: euro deposits having a maturity of three months beginning on such Floating Rate Interest Payment Determination Date and in a principal amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. The Company or its designee will request the principal Euro-Zone office of each of these banks to provide to the Paying Agent and the Calculation Agent (as defined below) a quotation in writing of its rate. If at least two quotations are provided in writing, the Applicable EURIBOR Rate for such Floating Rate Interest Payment Determination Date will be the arithmetic mean (rounded upwards) of such quotations.

(iii)	If fewer than two quotations are provided by the Company as described in clause (ii) above, the Applicable EURIBOR Rate for the relevant Floating Rate Interest Payment Determination Date will be the arithmetic mean (rounded upwards) of the rates for loans of the following kind to leading Euro-Zone banks quoted in writing, at approximately 11:00 A.M., Brussels time, on such Floating Rate Interest Payment Determination Date, by three major banks in the Euro-Zone selected by the Company: loans of euro having a maturity of three months beginning on such Floating Rate Interest Payment Determination Date and in a principal amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. The Company or its designee will request the principal Euro-Zone office of each of these banks to provide to the Paying Agent and the Calculation Agent a quotation in writing of its rate.

(iv)	If fewer than three banks selected by the Company are quoting as described in clause (iii) above, the Applicable EURIBOR Rate shall be the Applicable EURIBOR Rate then in effect on such Floating Rate Interest Payment Determination Date (i.e., the same rate as the rate determined on the immediately preceding Floating Rate Interest Payment Determination Date).

Notwithstanding the foregoing, if the Company, in its sole discretion, determines that EURIBOR has been permanently discontinued or that the reference to EURIBOR becomes illegal or most other debt obligations similar to this Note have converted away from EURIBOR to a new reference rate, the Calculation Agent shall use, as directed in writing by the Company, as a substitute for EURIBOR for each future interest determination date, the alternative reference rate (the “Alternative Rate”) selected by a central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice regarding a substitute for EURIBOR. As part of such substitution, the Calculation Agent shall, as directed in writing by the Company, make such adjustments to the Alternative Rate and/or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as this Note. If the Company determines there is no clear market consensus as to whether any rate has replaced EURIBOR in customary market usage, the Company may appoint an independent financial advisor to determine an appropriate Alternative Rate and any adjustments thereto. The decision of such independent financial advisor shall be binding on the Company, the Calculation Agent, the Trustee and the Holders. If, however, the Company determines that EURIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, the rate of EURIBOR for the next interest period shall be equal to such rate on the Floating Rate Interest Payment Determination Date when EURIBOR was last available on Reuters Page EURIBOR01. The Company will notify the Calculation Agent (by way of an Officers’ Certificate on which the Calculation Agent may conclusively rely, without liability or further inquiry) of the adoption of any Alternative Rate. Following the adoption of an Alternative Rate pursuant to this paragraph, all references to “EURIBOR” or the “Applicable EURIBOR Rate” will be deemed to refer to such Alternative Rate.

“Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (2) which is a T2 Business Day (as defined below).

“Floating Rate Interest Payment Determination Date” means the date two T2 Business Days (as defined below) before each Floating Rate Interest Reset Date (or in the final interest period, before the maturity date).

“T2 Business Day” means any day on which the Eurosystem’s real-time gross settlement system (T2), or any successor thereto, operates.

The interest rate and amount of interest to be paid on this Note for each interest period will be determined by the calculation agent (the “Calculation Agent”) in accordance with the applicable calculation agency agreement. All determinations made by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and the Holders of the Notes. So long as the Applicable EURIBOR Rate is required to be determined with respect to the Notes, there will at all times be a calculation agent. U.S. Bank Europe DAC, UK Branch will act as calculation agent initially. In the event that any then-acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish the Applicable EURIBOR Rate for any interest period, or the Company proposes to remove such calculation agent, the Company shall appoint another calculation agent.

None of the Paying Agent, the Calculation Agent, the transfer agent for this Note (the “Transfer Agent”), the Trustee and the Security Registrar shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of EURIBOR, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, the permanent discontinuance or illegality of EURIBOR, or conversion from EURIBOR to a new reference rate in most other debt obligations similar to the Notes, (ii) to select, determine or designate any Alternative Rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what other conforming changes are necessary or advisable, if any, in connection with any of the foregoing. Each of the Paying Agent, the Calculation Agent, the Transfer Agent, the Trustee and the Security Registrar shall be entitled to conclusively rely on any determinations made by the Company or its designee without independent investigation, and none will have any liability for actions taken at the direction of the Company in connection therewith.

None of the Paying Agent, the Calculation Agent, the Transfer Agent, the Trustee and the Security Registrar shall be responsible or liable for any inability, failure or delay on its part to perform any of its duties set forth herein as a result of the unavailability of EURIBOR or other replacement benchmark, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated herein and reasonably required for the performance of such duties. In connection with any determinations made hereunder, none of the Paying Agent, the Calculation Agent, the Transfer Agent, the Trustee and the Security Registrar shall be responsible or liable for actions or omissions of the Company or its designee, or for any failure or delay in the performance by the Company or its designee, nor shall any of the Paying Agent, the Calculation Agent, the Transfer Agent, the Trustee or the Security Registrar be under any obligation to oversee or monitor the performance of the Company or its designee. If the Calculation Agent at any time or times determines in its reasonable judgment that guidance is needed to perform its duties, including, without limitation, with respect to the manner or method of determining any component of the Alternative Rate, or it is required to decide between alternative courses of action, the Calculation Agent may (but is not obligated to) request guidance in the form of written instructions from the Company or its designee on which the Calculation Agent shall be entitled to rely without liability on its part. The Calculation Agent shall be entitled to refrain from any action pending receipt of such instruction.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after February 4, 2026, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described below with respect to the Notes, then the Company may at any time at its option redeem, in whole, but not in part, the Notes at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those Notes to, but not including, the date fixed for redemption.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee will not be responsible for calculating the redemption price of the Notes called for redemption. Except as otherwise provided herein, redemption of the Notes shall be made in accordance with the terms of Article 11 of the Indenture.

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by the Company of the principal of and interest on the Notes to a Holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)	to any tax, assessment or other governmental charge that is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(c)	being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)	being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(e)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)	to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

(5)	to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)	to any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other Paying Agent;

(8)	to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)	to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes for resale to a third-party that either is not a bank or holding the Notes for investment purposes only;

(10)	to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Internal Revenue Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code; or

(11)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as noted above, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used above, the term “United States” means the United States of America (including the states of the United States and the District of Columbia and any political subdivision thereof) and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of any series under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected by such amendment or modification (voting together as a single class). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of each affected series at the time Outstanding (voting together as a single class) to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

The Indenture contains provisions setting forth certain conditions to the institution of proceedings by Holders of Securities with respect to the Indenture or for any remedy under the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal amount hereof may be declared due and payable or may be otherwise accelerated in the manner and with the effect provided in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any Place of Payment duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if (i) the Depositary provides notification that it is unwilling, unable or no longer qualified to continue as depositary for the global notes and a successor is not appointed within 90 days; (ii) the Company in its discretion at any time determines not to have all the Notes represented by the global note; or (iii) default entitling the Holders of Notes to accelerate the maturity thereof has occurred and is continuing. Any Note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the common depositary shall direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depositary (or its nominee).

Payments (including principal, interest and any additional amounts) and transfers with respect to the Notes in certificated form may be executed at the office or agency maintained for such purpose within the City of London (initially the office of the Paying Agent maintained for such purpose) or, at the Company’s option, by check mailed to the Holders thereof at the respective addresses set forth in the register of Holders of the Notes, provided that all payments (including principal, interest and any additional amounts) on certificated notes, for which the Holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

No service charge shall be made for any such registration or transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to the presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which shall together constitute but one and the same instrument. The signature of any officer on this Note may be manual or facsimile (including, for the avoidance of doubt, electronic). The Company and the Trustee, and each Holder of this Note by its acceptance hereof, acknowledge that for purposes of the Indenture, manually affixing a signature by electronic means shall constitute a manual signature.

All terms used in this Note which are defined in the Indenture and are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
______________________________________________________

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

__________________________________________________________________

__________________________________________________________________

__________________________________________________________________

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing _________________________ attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

Dated:_______________________

NOTICE:      The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.